TRUEBLUE REPORTS FIRST QUARTER 2016 RESULTS

TACOMA, WA-April 20, 2016--TrueBlue, Inc. (NYSE:TBI) announced today that revenue for the first quarter of 2016 was $646 million, an increase of 13 percent, compared to revenue of $573 million for the first quarter of 2015. Net income for the first quarter was $7 million, compared to $6 million in the same quarter last year. Adjusted net income per share* for the first quarter of 2016 was $0.26, up from $0.23 a year ago. Adjusted EBITDA* for the first quarter of 2016 was $21 million, an increase of 9 percent, compared to $20 million a year ago.

"Our revenue growth slowed throughout the quarter, resulting in less overall revenue than expected," TrueBlue CEO Steve Cooper said. "The current environment, which combines slowing demand with rising labor and sourcing costs, has created some sensitivity in pricing. That makes it more difficult to pass these higher costs along to customers.”

The company estimates revenue in the range of $675 million to $690 million and adjusted net income per diluted share of $0.42 to $0.47 for the second quarter of 2016. Adjusted EBITDA is expected to be in the range of $33 million to $36 million for the second quarter.

The company estimates revenue in the range of $2.8 billion to $2.9 billion and adjusted net income per diluted share of $2.10 to $2.35 for the full year of 2016. Adjusted EBITDA is expected to be in the range of $158 million to $172 million for the full year of 2016.

“Our outlook for revenue growth has been impacted by mixed trends,” Cooper said. “We have seen growth among our small- and medium-sized customers, and we are pleased with the results we are seeing in construction. However, we have experienced a slowing with our largest customers, and manufacturing and related industries remain sluggish.”

Management will discuss first quarter 2016 results on a conference call at 2 p.m. PT (5 p.m. ET), today, Wednesday, April 20. The conference call can be accessed on TrueBlue’s web site:
www.trueblue.com

*The definitions of Adjusted EPS and Adjusted EBITDA have been modified to add back Work Opportunity Tax Credit third party processing fees and adjust the effective income tax rate to the expected, ongoing rate of 32 percent. These modifications were introduced in the fourth quarter of 2015 and have been used thereafter. Prior year amounts for the first quarter of 2015 have been stated on a comparable basis. See the financial statements accompanying the release and the company’s website for more information on non-GAAP terms.

About TrueBlue:
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions including staffing, large-volume on-site workforce management, and recruitment process outsourcing to fill full-time positions. Based in Tacoma, Wash., TrueBlue serves clients globally and connects as many as 840,000 people to work each year in a wide variety of industries. Learn more at www.trueblue.com

Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Examples of such factors can be found in our reports filed with the SEC, including the information under the heading ‘Risk Factors’ in our Annual Report on Form 10-K for the fiscal year ended Dec. 25, 2015. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:
Derrek Gafford, EVP & CFO

253-680-8214

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended
	March 25, 2016	March 27, 2015
Revenue from services	$645,980	$573,315
Cost of services	495,468	443,479
Gross profit	150,512	129,836
Selling, general and administrative expenses	130,624	111,593
Depreciation and amortization	11,289	10,520
Income from operations	8,599	7,723
Interest and other expense, net	(1,019)	(534)
Income before tax expense	7,580	7,189
Income tax expense	612	1,473
Net income	$6,968	$5,716

Net income per common share:
Basic	$0.17	$0.14
Diluted	$0.17	$0.14

Weighted average shares outstanding:
Basic	41,502	41,031
Diluted	41,798	41,362

TRUEBLUE, INC.
SEGMENT DATA
(Unaudited, in thousands)

	13 Weeks Ended
	March 25, 2016	March 27, 2015
Revenue from services
Staffing Services	$602,453	$549,712
Managed Services	43,527	23,603
Total Company	$645,980	$573,315

Adjusted EBITDA (1)
Staffing Services	$19,682	$24,559
Managed Services	8,830	3,478
	28,512	28,037
Corporate unallocated	(7,087)	(8,308)
Adjusted EBITDA	21,425	19,729
Work Opportunity Tax Credit processing fees (2)	(477)	(330)
Non-recurring acquisition and integration costs (3)	(1,060)	(1,156)
EBITDA	19,888	18,243

Depreciation and amortization	11,289	10,520
Interest expense, net	1,019	534
Income before tax expense	$7,580	$7,189

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA excludes interest, taxes, depreciation and amortization from net income. Adjusted EBITDA further excludes from EBITDA non-recurring costs related to acquisition and integration costs, as well as Work Opportunity Tax Credit third-party processing fees. EBITDA and Adjusted EBITDA are key measures used by management to evaluate performance. EBITDA and Adjusted EBITDA should not be considered measures of financial performance in isolation or as an alternative to Income from operations in the Consolidated Statements of Operations in accordance with GAAP, and may not be comparable to similarly titled measures of other companies.

(2)
These third-party processing fees are associated with generating the Work Opportunity Tax Credits, which are designed to encourage employers to hire workers from certain targeted groups with higher than average unemployment rates.

(3)
For the quarter ended March 25, 2016, Non-recurring acquisition and integration costs related to the acquisition of the recruitment process outsourcing business of Aon Hewitt, which was completed on January 4, 2016. For the quarter ended March 27, 2015, these costs related to the acquisition of Seaton, which was completed on June 30, 2014.

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 25, 2016	December 25, 2015
Assets
Current assets:
Cash and cash equivalents	$21,888	$29,781
Accounts receivable, net	325,297	461,476
Other current assets	38,508	51,708
Total current assets	385,693	542,965
Property and equipment, net	58,561	57,530
Restricted cash and investments	202,684	188,412
Goodwill and intangible assets, net	475,023	422,354
Other assets, net	50,682	48,181
Total assets	$1,172,643	$1,259,442

Liabilities and shareholders' equity
Current liabilities	$202,454	$227,976
Long-term debt, less current portion	163,653	243,397
Other long-term liabilities	259,920	252,496
Total liabilities	626,027	723,869
Shareholders' equity	546,616	535,573
Total liabilities and shareholders' equity	$1,172,643	$1,259,442

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	13 Weeks Ended
	March 25, 2016	March 27, 2015
Cash flows from operating activities:
Net income	$6,968	$5,716
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	11,289	10,520
Provision for doubtful accounts	1,308	1,745
Stock-based compensation	3,179	3,389
Deferred income taxes	(1,083)	(299)
Other operating activities	1,014	(316)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	147,067	67,411
Income tax receivable	14,742	943
Other assets	(3,668)	4,496
Accounts payable and other accrued expenses	(9,681)	4,369
Accrued wages and benefits	(16,153)	(3,999)
Workers’ compensation claims reserve	3,731	159
Other liabilities	1,792	1,626
Net cash provided by operating activities	160,505	95,760

Cash flows from investing activities:
Capital expenditures	(3,876)	(3,458)
Acquisition of business	(72,000)	—
Maturities of marketable securities	—	1,500
Change in restricted cash and cash equivalents	(6,570)	(8,215)
Purchases of restricted investments	(8,244)	—
Maturities of restricted investments	3,164	4,288
Net cash used in investing activities	(87,526)	(5,885)

Cash flows from financing activities:
Net proceeds from stock option exercises and employee stock purchase plans	477	411
Common stock repurchases for taxes upon vesting of restricted stock	(2,229)	(3,026)
Net change in revolving credit facility	(78,988)	(88,000)
Payments on debt	(756)	(566)
Other	171	865
Net cash used in financing activities	(81,325)	(90,316)
Effect of exchange rates on cash	453	(1,446)
Net change in cash and cash equivalents	(7,893)	(1,887)
CASH AND CASH EQUIVALENTS, beginning of period	29,781	19,666
CASH AND CASH EQUIVALENTS, end of period	$21,888	$17,779

TRUEBLUE, INC.
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
RECONCILIATION OF GAAP NET INCOME PER DILUTED SHARE TO ADJUSTED NET INCOME PER DILUTED SHARE
(Unaudited, in thousands, except for per share data)

	13 Weeks Ended
	March 25, 2016		March 27, 2015
GAAP net income	$6,968		$5,716
Income tax expense	612	—	1,473
Interest expense, net	1,019	—	534
Income from operations	8,599	—	7,723
Depreciation and amortization	11,289		10,520
EBITDA (1)	19,888	—	18,243
Non-recurring acquisition and integration costs (2)	1,060		1,156
Work Opportunity Tax Credit processing fees (3)	477		330
Adjusted EBITDA (1)	$21,425	—	$19,729

GAAP net income per diluted share	$0.17		$0.14
Non-recurring acquisition and integration costs, net of tax (2)	0.02		0.02
Work Opportunity Tax Credit processing fees, net of tax (3)	0.01		0.01
Amortization of intangible assets of acquired businesses, net of tax (4)	0.10		0.08
Adjust income taxes to a normalized effective tax rate (5)	(0.04)		(0.02)
Adjusted net income per diluted share (6)	$0.26		$0.23

Diluted weighted average shares outstanding	41,798		41,362

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA excludes interest, taxes, depreciation and amortization from net income. Adjusted EBITDA further excludes from EBITDA non-recurring costs related to acquisition and integration costs, as well as Work Opportunity Tax Credit third-party processing fees. EBITDA and Adjusted EBITDA are key measures used by management to evaluate performance. EBITDA and Adjusted EBITDA should not be considered measures of financial performance in isolation or as an alternative to Income from operations in the Consolidated Statements of Operations in accordance with GAAP, and may not be comparable to similarly titled measures of other companies.

(2)
For the quarter ended March 25, 2016, Non-recurring acquisition and integration costs related to the acquisition of the recruitment process outsourcing business of Aon Hewitt, which was completed on January 4, 2016. For the quarter ended March 27, 2015, these costs related to the acquisition of Seaton, which was completed on June 30, 2014.

(3)
These third-party processing fees are associated with generating the Work Opportunity Tax Credits, which are designed to encourage employers to hire workers from certain targeted groups with higher than average unemployment rates.

(4)	Amortization of intangible assets of acquired businesses, as well as accretion expense related to acquisition earn-out.

(5)	Adjusts the effective income tax rate to the expected, ongoing rate of 32% including annual Work Opportunity Tax Credit benefits and excluding any discreet or unique items.

(6)
Adjusted net income per diluted share is a non-GAAP financial measure which excludes from net income on a per diluted share basis non-recurring costs related to acquisition and integration costs, net of tax, amortization of intangibles of acquired businesses, net of tax, accretion expense related to acquisition earn-out, net of tax, Work Opportunity Tax Credit third-party processing fees, net of tax, and adjusts income taxes to the expected ongoing effective rate. Adjusted net income per diluted share is a key measure used by management to evaluate performance and communicate comparable results. Adjusted net income per diluted share should not be considered a measure of financial performance in isolation or as an alternative to net income per diluted share in the Consolidated Statements of Operations in accordance with GAAP, and may not be comparable to similarly titled measures of other companies.